EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen

(914) 595-8204

VISANT CORPORATION ANNOUNCES 2005 THIRD QUARTER RESULTS

ARMONK, NY, November 3, 2005 — VISANT CORPORATION today announced 2005 third quarter consolidated net sales of $288.1 million, an increase of 1.2% versus third quarter 2004 consolidated sales of $284.5 million.  In addition, the company reported a consolidated net loss for the 2005 third quarter of $8.6 million, compared to a consolidated net loss of $48.3 million for the third quarter of 2004.  The company also reported net income before net interest expense, provision for income taxes, and depreciation and amortization expense (EBITDA) of $33.8 million for the third quarter of 2005, an increase of 13.3%, versus $29.8 million for the same prior year period. Visant announced Adjusted EBITDA (as defined in the accompanying summary of financial data) of $33.4 million for the third quarter of 2005, a decrease of 8.7%, compared to Adjusted EBITDA of $36.6 million for the third quarter of 2004.

For the first nine months of 2005, consolidated net sales were $1,159.7 million, a 1.5% increase over $1,142.3 million for the comparable 2004 period.  Consolidated net income increased by 216.1% during the first nine months of 2005 to $40.2 million from a net loss of $34.7 million for the same prior year period.  Consolidated EBITDA for the first nine months of 2005 totaled $222.7 million, an increase of 3.8%, versus $214.6 million for the first nine months of 2004.  Consolidated Adjusted EBITDA (as defined in the accompanying summary of financial data) totaled $230.3 million for the first nine months of 2005, an increase of 2.0%, compared to Adjusted EBITDA of $225.7 million for the same period of 2004.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.  In addition, supplemental data is provided for Jostens, Inc. (“Jostens”) and Visant’s Print Group.

Net sales for Jostens were $113.9 million for the three-month period ended October 1, 2005, an increase of 8.2%, compared to $105.3 million in the prior year comparative period.  This period over period increase was primarily attributable to stronger sales of scholastic products and a modest shift of yearbook production into the third quarter from the fourth quarter as compared to the same period last year.  Net sales for the Print Group were $175.0 million for the three-month period ended October 1, 2005, a decrease of 2.4%, compared to $179.2 million of net sales in the third quarter of 2004.  The sale of paper to customers increased approximately $9.0 million versus the same period last year.  The decrease in net sales was due to lower book and book premedia sales attributable to lower pricing and reduced throughput in our four-color book print facility, $2.4 million less sales resulting from the closure of the Frederick, Maryland plant and lower sales of sampling materials due to a shift in timing of production to earlier quarters in 2005 versus 2004.  These decreases were partially offset by higher sales of direct marketing materials.

Jostens reported third quarter 2005 Adjusted EBITDA of $2.2 million, an increase of $2.8 million, compared to ($0.6) million in the prior year comparative period.  This increase was due primarily to increased scholastic and yearbook sales and continued cost savings initiatives offset partially by approximately $2.5 million of higher than planned diploma production and delivery costs in connection with the relocation of Jostens’ diploma operations out of its Red Wing, Minnesota manufacturing facility to certain other facilities.  Jostens does not expect to continue to incur significant costs related to this issue. Visant’s Print Group reported third quarter 2005 Adjusted EBITDA of $31.2 million, a decrease of $6.0 million, compared to $37.2 million for the same prior year period, related to lower sales in books, book premedia and sampling materials partially offset by stronger results in direct marketing.

For the nine-month period ended October 1, 2005, net sales for Jostens were $650.5 million, an increase of 4.2%, compared to $624.6 million in the prior year comparative period.  This period over period increase was primarily attributable to higher yearbook sales.   Net sales for the Print Group were $511.3 million for the nine-month period ended October 1, 2005, a decrease of 1.2%, compared to $517.7 million of net sales in the same prior year period.  The decrease was due primarily to $7.5 million of less sales resulting from the closure of the Frederick, Maryland facility and lower book and book premedia sales attributable to lower pricing and reduced throughput in our four-color book print facility offset by strong direct marketing sales.

For the nine months ended October 1, 2005, Jostens reported Adjusted EBITDA of $134.2 million, an increase of $7.2 million, compared to $127.0 million in the prior year comparative period.  This increase was due primarily to increased yearbook volume and continued cost savings initiatives, offset significantly by approximately $14.7 million of higher than planned diploma production and delivery costs.  The Print Group reported Adjusted EBITDA of $96.2 million for the first nine months of 2005, a decrease of $2.6 million, compared to $98.8 million for the same prior year period.  The decrease was related to lower book pricing and higher book manufacturing costs offset by solid results in sampling products and direct mail and the benefits of reduced costs including synergy initiatives.

As of October 1, 2005, Visant Corporation's total debt was $1,466.5 million, including $49.9 million outstanding under its revolving line of credit. The cash position at October 1, 2005 totaled $9.2 million.  On a year-to-date basis through October 1, 2005, Visant has made voluntary pre-payments on its bank term loans of $103.5 million, representing the originally scheduled payments through most of 2009. Visant used cash flow generated from operations and $5.9 million from proceeds of equity investments by certain members of management in the first quarter of 2005 to make these pre-payments.

Visant Corporation’s parent, Visant Holding Corp., additionally has senior discount notes with an accreted value of $180.2 million and cash of $0.7 million as of October 1, 2005.

“During the third quarter, Visant experienced revenue softness and production difficulties in certain of our book operations”, commented Marc Reisch, Chairman, President and Chief Executive Officer of Visant. “We are taking steps, including redeploying certain assets and investing in new binding equipment, to significantly improve these results in 2006.  We continue to be very pleased with our performance in direct marketing and sampling materials.  We are also pleased to have the Jostens diploma production issues behind us, and we believe that Jostens is well-positioned for a promising new school year”, commented Mr. Reisch.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ products include yearbooks, class rings, graduation products and school photography.

Visant’s Print Group includes the production of four-color case bound and soft-cover educational textbooks and textbook covers, standardized test materials and related components for major educational publishers in the United States. The Print Group also produces business-to-business catalogues and multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets, as well as other consumer product markets, and a range of innovative printing products and services to the direct marketing sector.

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our controlling stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The foregoing information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical condensed consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends.  The Company believes this information provides investors with an understanding of the company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
In thousands	2005	2004	2005	2004
Net sales	$288,067	$284,517	$1,159,706	$1,142,312
Cost of products sold	192,870	204,310	685,586	721,117
Gross profit	95,197	80,207	474,120	421,195
Selling and administrative expenses	81,454	86,739	319,786	328,535
Special charges	2,610	4,701	8,741	5,821
Operating income	11,133	(11,233)	145,593	86,839
Interest expense, net	27,321	40,011	79,620	117,770
Loss on redemption of debt	—	—	—	420
Income before income taxes	(16,188)	(51,244)	65,973	(31,351)
Provision for income taxes	(7,546)	(2,911)	25,729	3,319
Net income	$(8,642)	$(48,333)	$40,244	$(34,670)

Adjusted EBITDA (1)	$33,357	$36,555	$230,336	$225,724

Adjusted EBITDA Reconciliation:
In thousands
Net income	$(8,642)	$(48,333)	$40,244	$(34,670)
Interest expense, net	27,321	40,011	79,620	117,770
Provision for income taxes	(7,546)	(2,911)	25,729	3,319
Depreciation and amortization expense	22,631	41,043	77,154	128,158
EBITDA	33,764	29,810	222,747	214,577

Special charges (2)	2,610	4,701	8,741	5,821
Loss on redemption of debt	—	—	—	420
(Gain) loss on disposal of fixed assets (3)	(3,725)	30	(3,478)	(14)
Other (4)	708	2,014	2,326	4,920
Adjusted EBITDA (1)	$33,357	$36,555	$230,336	$225,724

(1)        The indentures governing our and our parent’s outstanding notes and our senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing our and our parent’s notes and our senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For example, non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)        Consists of restructuring costs and residual costs incurred in connection with the October 4, 2004 transactions.

(3)        Consists of gains on the sale of The Print Group's Frederick, Maryland facility and Jostens' Red Wing, Minnesota facility.

(4)        Consists primarily of management and advisory fees and other non-recurring items.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	October 1,	October 2,
In thousands	2005	2004	$ Change	% Change
Net sales
Jostens, Inc.	$113,939	$105,296	$8,643	8.2%
Print Group	174,950	179,221	(4,271)	(2.4)%
Inter-segment eliminations	(822)	—	(822)	NM
Total	$288,067	$284,517	$3,550	1.2%

Adjusted EBITDA
Jostens, Inc.	$2,151	$(633)	$2,784	439.8%
Print Group	31,206	37,188	(5,982)	(16.1)%
Total	$33,357	$36,555	$(3,198)	(8.7)%

	Nine months ended
	October 1,	October 2,
In thousands	2005	2004	$ Change	% Change
Net sales
Jostens, Inc.	$650,489	$624,567	$25,922	4.2%
Print Group	511,297	517,745	(6,448)	(1.2)%
Inter-segment eliminations	(2,080)	—	(2,080)	NM
Total	$1,159,706	$1,142,312	$17,394	1.5%

Adjusted EBITDA
Jostens, Inc.	$134,171	$126,971	$7,200	5.7%
Print Group	96,165	98,753	(2,588)	(2.6)%
Total	$230,336	$225,724	$4,612	2.0%

NM - not meaningful